Exhibit 11.1

Code of Ethics

Code of Ethics
Code of Ethics
Code of Ethics
Code of Ethics

COSAN

	CONTENTS

I	MESSAGE FROM THE CEO	3

II	INTRODUCTION	4

III	COSAN GROUP’S CORPORATE GUIDELINES	5

	III. 1 – VISION

	III. 2 – MISSION

	III. 3 – VALUES

IV	ETHICAL CONDUCT PRINCIPLES	6

I - MESSAGE FROM THE CEO

Ever since it was founded, COSAN has been very clear about the concepts that guide the company and are crucial for its growth and development. Actions grounded on respect, ethics and transparency are a part of the Group’s philosophy, and have become the foundation of our corporate success and recognition.

By using this organizational philosophy, COSAN has turned into the world’s largest producer and exporter of sugar, alcohol and sugarcane by-products. All this is the result of a great deal of perseverance, study, and vision, which have only been possible due to the company’s versatile and visionary professionals.

This Code of Ethics, which is now available to you, represents our way of looking at the world, respecting our professionals, investors, the community and the environment.

We herein point out the manner in which we want to operate and be seen by our stakeholders: as an honest company, which treats its employees, shareholders, clients, suppliers, the government and society in general with equal respect.

Within this context, it is essential to value the distinctive traits avowedly comprising the company’s identity.

This Code allows us to reaffirm our status and what we believe in and expect from our employees, since only by acting respectfully and responsibly can we achieve our results and fulfill our objectives.

Rubens Ometto Silveira Mello
CEO of COSAN GROUP

II - INTRODUCTION

This Code comprises the rules that should guide every conduct in all of COSAN Group’s companies.

Even though they encompass a large variety of practices and procedures, the rules contained herein do not cover all the issues that may arise, neither do they comprise all the situations that demand ethical decisions, but point towards the key guiding principles representing the policies, and establish the working conditions in COSAN Group.

The culture of honesty and transparency shall be valued in every circumstance.

The commitment to the highest level of ethical conduct shall be disclosed in all of the Group’s activities, and shall include employees, clients, suppliers, competitors, the government, shareholders, and society in general.

All the employees, executive officers, and members of the Board of Directors shall adopt and promote the attitudes aligned with this Code.

Acts that may violate the laws or this Code of Ethics, even if they are committed without malice or blame, may result in negative consequences for both the Group and the ones involved.

Integrity is considered to be one of our major ethical values, constituting the basis of our reputation, making it imperative to adhere to the rules herein and to the Laws to which we are subject.

III - COSAN GROUP’S CORPORATE GUIDELINES

III.1 - VISION

To be the world’s largest and most profitable company in the sugar and alcohol industry, respecting the environment and human life.

III.2 - MISSION

To produce energy in a sustainable manner, through renewable sources.

III. 3 - VALUES

Team work
Focus on results
Constant innovation
Timely decision making
Employee development

IV - PRINCIPLES OF ETHICAL CONDUCT

IV.1 - CONFLICT OF INTERESTS

A “conflict of interests” occurs whenever private interests somehow interfere, or even appear to interfere, with the company’s interests, including those of its subsidiaries and affiliated companies.

A “conflict of interests” may arise, for instance, the moment an employee, executive officer or member of the Board of Directors commits an act, or has an interest that makes it difficult for them to perform their duties in an objective and efficient manner. The acceptance of undue benefits by an employee, executive officer, or member of the Board of Directors as a result of their position may generate conflicts.

Employees, executive officers and members of the Board of Directors are responsible for adopting ethically correct principles when conducting the Group’s interests.

Employees, executive officers and members of the Board of Directors should discourage situations that may generate a conflict of interests, whether it is potential or real, between their own and the group’s interests.

Even though it is not possible to list all the assumptions involving a conflict of interests, some situations that may generate such conflicts are set forth below:

•	Working for a competitor, client or supplier while still employed by the Group.

•
Accepting, from a competitor, client or supplier, gifts of a higher value than would be considered modest, or receiving personal discounts (in case these discounts are not the ones offered to the general public), or other benefits as a result of their position in the company.

•	Competing against the company for the purchase or sale of goods, products, services, or other interests.

•	Receiving a loan or a liability guarantee as a result of their position in the company.

•	Directing business to a supplier that is owned or managed by or that employs a relative or friend.

•
Hiring professionals to report directly to a close relative (parents, children, siblings, spouses, uncles or aunts, brothers- or sisters-in-law, nephews or nieces). Members of the Board of Directors, the CEO, vice-CEO and remaining executive officers are prohibited from hiring relatives, regardless of the kind or degree of kinship, to join the staff of any of the Group’s companies.

Situations that may involve a conflict of interests are not always obvious or easy to solve, and the acts resulting in uneasiness shall be reported to the Ethics Channel.

Once the existence of a real or apparent conflict of interests between the relationship or personal activities of an employee, executive officer or member of the Board of Directors and their professional activities is observed, they shall treat the fact ethically and in compliance with the provisions set forth herein.

IV.2 - QUALITY OF THE PUBLIC DISCLOSURES

The company is responsible for communicating effectively with shareholders, so that they receive complete and precise information, in all relevant aspects, on the financial condition and results of the Group’s operations.

The reports and documents filed or submitted to the United States Securities and Exchange Commission (SEC) and to the Brazilian Securities and Exchange Commission (CVM), as well as the other public disclosures, shall include complete, fair, precise, timely, and comprehensible information.

IV.3 - COMPLIANCE WITH LAWS, RULES AND REGULATIONS

All the actions shall be conducted with a high degree of commitment, in full compliance with the applicable legislation, rules and regulations.

None of the Group’s employees, executive officers or members of the Board of Directors shall commit illegal or unethical acts, nor instruct others to do so.

Doubts as to the application of any law, rule or regulation shall be cleared by the Legal Department.

Practices that go against the legislation in force shall be reported to the Ethics Channel.

IV.4 - RELATED PARTIES

The Group is committed to keeping the transparency of all our transactions and conducting them in accordance with the best market practices, and, with that in mind, operations with related parties shall depend, for their contracting, on prior consulting with the Legal Department and to the Board of Executive Officers.

IV.5 - COMPLIANCE WITH THIS CODE AND REPORTING OF ANY ILLEGAL OR UNETHICAL BEHAVIOR

The provisions herein shall be complied with by all employees, executive officers and members of the Board of Directors.

The Code shall be rigorously observed and the violations shall be dealt with immediately, by adopting remedial and/or disciplinary actions supported by pedagogical principles, which may result in the dismissal or discharge of the employee, executive officer or member of the Board of Directors involved from their positions in the company.

Actions that bring about violations of the Code, grounded on illicit behavior duly verified and confirmed, shall be reported to the proper authority.

Situations involving a violation of ethics or laws, rules and regulations, or of this Code, in view of their very characteristics may demand the adoption of different evaluation and judgment criteria.

All the questions and concerns regarding the violation of accounting, internal controls, auditing, or this Code’s ethics, laws, rules, or regulations, shall be immediately reported to the Ethics Channel.

Reports shall be investigated and notified to the Board of Directors, in case they are deemed serious enough to justify this measure.

All employees, executive officers and members of the Board of Directors are encouraged to report immediately possible violations, even those performed in good faith, which shall not be excluded from the investigation process.

Retaliations motivated by complaints of inappropriate behavior performed in good faith shall not be admitted.

All shall cooperate with internal investigations related to unethical behavior.

Open communication about questions and concerns without the fear of discriminatory acts is vital for the successful deployment of this Code.

IV.6 – EXEMPTIONS AND AMENDMENTS

Any exemption, including implied ones, from the provisions herein for executive officers and members of the Board of Directors shall only be granted by the Board of Directors, and shall be disclosed to shareholders in due time.

IV.7 – TRADING WITH INSIDE INFORMATION

All non-public information shall be considered inside information, and its use to trade with securities or to obtain personal advantages is prohibited.

The use of non-public information for trading with securities, or even “tips” to family members, friends or any other person, is illegal.

The company discloses the Securities Trading Policy adopted by the Group via intranet and on its investor relations website, so that everyone can familiarize themselves with it.

The Investor Relations Department shall clarify any doubts concerning the minimum qualification to purchase or sell securities.

IV.8 – PROTECTION TO CONFIDENTIAL AND EXCLUSIVE INFORMATION

The confidential and exclusive information generated and collected in the course of our business constitute a valuable asset for the company.

In order to keep growing and strengthen our competitive ability, exclusive information shall be kept strictly secret, except if the disclosure is authorized by the company’s Board of Executive Officers or demanded by Law.

This exclusive information includes all the non-public information that may be useful o competitors or harmful to the GROUP, its clients or suppliers, if disclosed.

Intellectual property, business secrets, trademarks, and copyrights, as well as business, research, new product plans, goals and strategies, data bases, information on payroll and benefits, employees’ medical information, client, employee, and supplier lists, and any undisclosed financial or price-related information shall be protected above all other.

The use or non-authorized distribution of exclusive information violates the corporate policy, and may be illegal.

This undue use or distribution may result in adverse consequences, for both the company and the individuals involved, including legal and disciplinary actions.

Employees, executive officers and members of the Board of Directors must respect the proprietary right of other companies and their own exclusive information.

The obligation to protect the company’s confidential and exclusive information does not end with the termination of the contract, and it is incumbent on the retiring party to return it in full.

IV.9 – PROTECTION AND APPROPRIATE USE OF THE COMPANY’S ASSETS

It is the responsibility of employees, executive officers and members of the Board of Directors to protect the group’s assets against loss, theft and misuse, since these have a direct effect on corporate profitability.

Any suspected violation of asset protection shall be reported via the Ethics Channel.

Equipment, vehicles, supplies and electronic resources (including hardware, software and the respective data) are essential for conducting business, and may only be used for this purpose, according to the guidelines set forth by the company.

IV.10 – CORPORATE OPPORTUNITIES

Employees, executive officers and members of the Board of Directors are prohibited from enjoying business opportunities that may arise from the use of assets, information or corporate positions.

Employees, executive officers and members of the Board of Directors shall not make use of assets, information or corporate positions for personal gains, and are prohibited from competing against the company.

Competition against the company may involve engaging in the same line of business, or any situation in which the employee, executive officer or member of the Board of Directors takes away from the company sales opportunities, purchases of assets, products, services, or interests.

IV.11 – FAIR TREATMENT

Employees, executive officers and members of the Board of Directors shall treat clients, suppliers, competitors, the general public and any person equally fairly, on every occasion and in compliance with ethical practices.

Manipulation, shielding, inside information abuse, false statements about substantial facts, or any other negotiation for attainment of unfair advantage shall not be tolerated.

Under no circumstances shall any bribery, gratuity or other similar type of payment be given, directly or indirectly, to any person as a means of obtaining or retaining business, or of obtaining any other favorable acts.

The company, its employees, executive officers and members of the Board of Directors involved in acts deemed as unfair treatment may be subject to disciplinary action and possibly to civil or criminal liability.

Gifts and entertainment to non-governmental collaborators, as long as they are occasional and within the business scope, during business discussions or in the development of business relationships, are generally deemed appropriate in conducting the Group’s business; however, these gifts shall be given infrequently, and their value shall be modest and in accordance with the usual practices.

Any form of gifts or entertainment that may cause receivers to expect they are bound by a personal obligation shall not be offered or accepted.

Practices that are deemed acceptable in business environments may be prohibited by law or by the policies that rule local or federal government officials; therefore, no gift or business entertainment of any kind shall be offered to any government official without the prior authorization of the Legal Department and the Executive Board responsible for such gift or entertainment.

Except in certain limited circumstances, the Foreign Corrupt Practices Act from the United States (the “FCPA”) forbids the giving of anything of value, directly or indirectly, to any “foreign official” as a means of obtaining or retaining business.

When uncertain as to whether or not a payment or gift given violates the FCPA, refer to the Legal Department prior to taking any measures.

IV.12 - WORK ENVIRONMENT

The Group’s policies for recruiting, promoting and retaining employees forbid the discrimination based on any criterion prohibited by law, including, among others, race, gender and religion.

The purpose of these policies is to ensure that all employees are treated, and treat each other, with equality, justice, respect, and dignity.

Conducts involving discrimination or harassment shall not be tolerated.

Work environment relations are in line with the Group’s values and in compliance with the rules and laws in force.

The Group forbids and opposes the use of child labor and the employment of teenagers under 16 years of age, except in cases of special hiring of “menor aprendiz” (“young apprentices”, that is, teenagers from 14 to 18 years of age, pursuant to the special applicable legislation).

The company is committed to providing all employees, service providers, and any person who is on company premises with a healthy, safe and productive work environment.

Working under the influence of alcoholic drinks or illicit drugs is prohibited, since it is considered highly harmful to health, safety, and productivity.

Those involved in the use or distribution of drugs or alcoholic drinks, even when off company premises, are encouraged to seek assistance from the social service department for specialized care.

IV.13 - COMPLIANCE WITH ANTITRUST LAWS

Antitrust laws forbid agreements among competitors in issues such as prices, sale conditions to clients and market or consumer allocation.

These laws may be very complex and violations thereof may subject the company and its employees to criminal sanctions, including fines, prison, and civil liability.

In case of doubts, refer to the Ethics Channel.

IV.14 - POLITICAL CONTRIBUTIONS AND ACTIVITIES

Political contributions made by the company or on its behalf, as well as any requests for political contributions of any kind, shall be made in compliance with the Group’s policies and with the legislation.

This policy applies exclusively to the use of the company’s assets, and does not aim to discourage or prevent employees, executive officers or members of the Board of Directors from making political contributions or engaging in political activities on their own behalf.

No one shall be reimbursed by the company, directly or indirectly, for personal political contributions.

IV.15 - ENVIRONMENT, HEALTH AND SAFETY

The Group’s business shall be conducted in compliance with all environmental, health and safety in the workplace laws and regulations.

The company strives to provide employees with a safe and healthy work environment, and to avoid adverse impacts and damages to the environment and to the communities in which it conducts its business.

Achieving this goal is the responsibility of all employees, executive officers and members of the Board of Directors.

IV.16 - NEGOTIATIONS WITH THE COMMUNITY

The company is committed to operating with responsibility and recognizing the mutual benefits of engaging and building relationships with the communities in which we operate.

The Group is committed to making a positive and significant contribution to the local community wherever it operates, as well as to ensuring the distribution of a fair portion of benefits to all the parties affected by these activities, including the local community.

All employees are strongly encouraged to play a positive role in the community.

IV.17 - NEGOTIATION WITH THIRD PARTIES

The application of the rules herein is compulsory in conducting any negotiation.

The hiring of third parties to commit any acts forbidden by law or by this Code is prohibited; therefore, businesses with third parties that violate the law or the rules herein, intentionally and constantly, shall be avoided.

IV.18 - ACCURACY OF THE COMPANY’S FINANCIAL RECORDS

The company maintains the highest standards in every issue regarding its accounting, financial controls, internal reporting and taxation.

All the books, records, and financial accounts shall reflect operations and events accurately, and shall be in compliance with the required accounting principles and with the Group’s internal controls.

Records shall not be distorted in any way as a means of hiding, disguising, or altering the Company’s actual financial position.

IV.19 - RECORD MAINTENANCE

All the Group’s business records and communications shall be clear, true and accurate.

Employees, executive officers and members of the Board of Directors shall avoid overstatements, conjectures, legal conclusions, observations, or detracting characterizations of persons and companies.

This rule applies to all the types of communications, including emails and “informal” notes or memos.

Records shall always be dealt with in compliance with the Group’s record maintenance policies. When uncertain as to whether or not to maintain a document in the files, refer to the Legal Department before adopting any attitude.

  BOARD OF DIRECTORS
COSAN GROUP

COSAN
RENEWABLE ENERGY FOR A BETTER WORLD

www.cosan.com.br

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